Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective April 12, 2011, by and between THE MEN’S WEARHOUSE, INC., a Texas corporation (the “Company”), and Douglas E. Ewert (“Executive”).
     WHEREAS, the Company desires to be assured that the unique and expert services of Executive will be available to the Company and its subsidiaries, and that Executive is willing and able to render such services on the terms and conditions hereinafter set forth;
     WHEREAS, the Company desires to be assured that the confidential information and good will of each of the Company and its subsidiaries will be preserved for the exclusive benefit of the Company and its affiliates; and
     WHEREAS, the Company and Executive have previously entered into that certain Change in Control Agreement dated as of May 15, 2009 (the “Change in Control Agreement”).
     NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive hereby agree as follows:
     1. Employment and Duties. The Company hereby agrees to employ Executive as Chief Executive Officer and President of the Company, and Executive hereby accepts such employment and agrees to serve the Company in such capacity on the terms and subject to the conditions set forth in this Agreement beginning immediately after the Annual Meeting of Shareholders of the Company to be held on June 15, 2011.
     2. Term. Executive’s employment under this Agreement shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until the third anniversary of the effective date hereof (the “Employment Period”). On the third anniversary of the effective date hereof and on each anniversary thereof, the Employment Period shall be automatically extended for an additional twelve-month period. The Company or Executive may elect to terminate the automatic extension of the Employment Period by giving written notice of such election not less than 180 days prior to the end of the initial Employment Period and 90 days prior to the end of any extended Employment Period.
     3. Duties. During the Employment Period, Executive shall serve on a full-time basis and perform services in a managerial capacity in a manner consistent with Executive’s position as Chief Executive Officer and President of the Company and Executive’s duties and responsibilities shall include those duties customarily attendant to the position of Chief Executive Officer and President and such other duties and responsibilities as may be assigned to him from time to time by the Company’s board of directors (the “Board”) consistent with his position as Chief Executive Officer and President. Executive shall devote his entire business time, attention and energies (excepting vacation time, holidays, sick days and periods of disability) and use his best efforts in his employment with the Company; provided, however, that this Agreement shall not be interpreted as prohibiting Executive from managing his personal affairs, including personal investments and engaging in charitable or civic activities, so long as such activities do not interfere in any material respect with the performance of Executive’s duties and responsibilities hereunder.

     4. Compensation and Benefits of Employment.
          (a) Base Salary. As compensation for the services to be rendered by Executive hereunder, the Company shall pay to Executive a base annual salary (“Annual Salary”) of $605,000 per year, in equal installments in accordance with the customary payroll practices of the Company. The parties shall comply with all applicable withholding requirements in connection with all compensation payable to Executive. The Company’s Board may, in its sole discretion, review and adjust upward Executive’s Annual Salary from time to time, but no downward adjustment in Executive’s Annual Salary may be made during the term of this Agreement.
          (b) Annual Bonus. In addition to the Annual Salary, Executive shall have an opportunity to earn an annual cash bonus (the “Bonus”) in respect of each fiscal year of the Company in accordance with the terms of the Company’s annual cash bonus program for executive officers then existing for such fiscal year based on the achievement of performance objectives as may be established from time to time by the Board or a committee thereof; provided, however, that, except as otherwise provided herein, the Bonus for any fiscal year shall be payable to Executive only if Executive is employed by the Company on the date on which such Bonus is paid. In no event will such Bonus be paid later than the last day of the third month following the close of the Company’s fiscal year to which such Bonus relates. Executive’s target annual bonus opportunity shall be set from time to by the Board or a committee thereof, but such bonus opportunity shall not be less than $600,000 for any given year (the “Target Bonus”). The actual Bonus payable may be greater or lesser than the Target Bonus and shall be determined consistent with the criteria set for other senior management executives at the Company by the Board or a committee thereof, based on such factors as it shall determine; provided that the Bonus actually paid to Executive for each fiscal year of the Company shall not be less than an amount equal to $1,005,000 minus all other cash compensation paid to Executive for such fiscal year.
          (c) Benefits. Executive shall be entitled to participate in and have the benefits under the terms of all life, accident, disability and health insurance plans, pension, profit sharing, incentive compensation and savings plans and all other similar plans and benefits which the Company from time to time makes available to its senior management executives in the same manner and at least at the same participation level as other senior management executives.
          (d) Equity Grant; Equity Plans or Programs. On the first day of Executive’s employment as Chief Executive Officer and President, the Company shall issue to Executive 100,000 Deferred Stock Units under the Company’s 1996 or its 2004 Long Term Incentive Plan (the “Plans”), which Deferred Stock Units shall be vested in two equal installments of 33,333 units on the first and second anniversary dates of the date of grant and in an installment of 33,334 on the third anniversary date of the date of grant provided that Executive’s employment with the Company and its subsidiaries has not terminated prior to the applicable vesting date. In addition, annually at the time the Compensation Committee of the Board regularly approves grants of equity awards to executive officers but in any event no later than the last day of May of each year, the Company shall award Restricted Stock, Deferred Stock Units or stock options, or some combination thereof under one or more of the Plans or a successor plan approved by the stockholders of the Company, having a value equal to $1,000,000. For purposes hereof, Restricted Stock and Deferred Stock Units shall be valued at the closing price of the common stock of the Company on the date of grant and stock options shall be valued based on the Black

Sholes method or such other method as shall be used by the Company to value stock option grants for purposes of reporting under the rules and regulations of the Securities and Exchange Commission. Deferred Stock Units and Restricted Stock granted pursuant to this Section 4(d) shall have a vesting period no longer than three years and stock options shall have a vesting period of no longer than five years.
          (e) Vacation. Executive shall be entitled to 20 days of vacation per fiscal year of the Company, which shall be in accordance with the Company’s vacation policy in effect from time to time for its senior management executives.
     5. Business Expenses. The Company shall promptly reimburse Executive for all appropriately documented, reasonable business expenses incurred by Executive in accordance with the Company’s policies related thereto. To the extent that a reimbursement amount is subject to section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), Employer will pay Executive the reimbursement amount due, if any, in any event before the last day of Executive’s taxable year following the taxable year in which the expense was incurred. Executive’s rights to any reimbursements are not subject to liquidation or exchange for another benefit. The amount of expense reimbursements for which Executive is eligible during any taxable year will not affect the amount of any expense reimbursements for which Executive is eligible in any other taxable year.
     6. Termination of Employment Period. Executive’s employment hereunder may be terminated as follows:
          (a) Death. The Employment Period shall end automatically on the date of Executive’s death.
          (b) Permanent Disability. The Company shall be entitled to terminate Executive’s employment hereunder by reason of Executive becoming Permanently Disabled (defined below) by written notice to Executive or his personal representative. For purposes of this Agreement, Executive shall be deemed “Permanently Disabled” if Executive shall be considered to be permanently and totally disabled in accordance with the Company’s disability plan, if any, for a period of 180 days or more. If there should be a dispute between the Company and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) calendar days after a request for designation of such party, then a physician or psychiatrist shall be designated by President of the Stanford University School of Medicine. The parties agree to be bound by the final decision of such physician or psychiatrist.
          (c) Termination Without Cause. The Company may terminate Executive’s employment hereunder at any time and for any reason.
          (d) Termination With Cause. The Company may terminate this Agreement at any time if such termination is for Cause (defined below) by delivering to Executive written notice describing the cause of termination, but with respect to (d)(ii) and (iv) below, only after allowing Executive 30 days to cure the Cause. “Cause” shall be limited to the occurrence of the following events: (i) conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal); (ii) willful refusal without proper legal cause to perform, or gross negligence in performing, Executive’s duties and responsibilities; (iii) material breach of fiduciary duty to the Company through the misappropriation of Company funds or property or through fraud; (iv) material breach or default of his obligations or agreements under this Agreement or any other agreement with the Company containing restrictive covenants or willful failure to follow in any material respect the lawful directions or policies of the Board; or (v) the unauthorized absence of Executive from work (other than for sick leave or personal disability) for a period of 60 working days or more during a period of 90 working days.
          (e) Termination for Good Reason. Executive may terminate his employment hereunder at any time for Good Reason (defined below) by giving written notice to the Company stating the basis for such termination, effective immediately upon giving such notice; provided, however, that no termination shall be for Good Reason until Executive has provided the Company with written notice of the conduct alleged to have caused Good Reason and at least thirty (30) days have elapsed after the Company’s receipt of such written notice from Executive, during which the Company has failed to cure any such alleged conduct. “Good Reason” shall mean any of the following: (i) a material reduction in Executive’s status, title, position or responsibilities; (ii) a reduction in Executive’s Annual Salary below $605,000 or annual cash compensation below $1,005,000; (iii) a reduction in the value of his annual equity grants pursuant to Section 4(d) below $1,000,000; (iv) any material breach by the Company of this Agreement; (v) any purported termination of Executive’s employment for Cause which does not comply with the terms of this Agreement; or (vi) a mandatory relocation of Executive’s employment with the Company more than twenty-five (25) miles from the office of the Company where Executive is principally employed and stationed as of the date hereof, except for travel reasonably required in the performance of Executive’s duties and responsibilities.
          (f) Voluntary Termination by Executive. Executive may at any time terminate his employment hereunder upon delivering sixty (60) days written notice to the Company.
     7. Payments Upon Termination and Other Actions.
          (a) Termination Due to Executive’s Death. If Executive’s employment hereunder is terminated because of death, then the Company shall pay to Executive’s estate:
               (i) a lump sum payment in cash equal to (A) Executive’s Annual Salary earned through the date of Executive’s death and (B) any accrued vacation pay earned by Executive, in each case, to the extent not theretofore paid, and such payment shall be paid within 30 days after the date of Executive’s death; and
               (ii) a lump sum payment in cash equal to the number of days in the Company’s fiscal year up to and including the date of Executive’s death divided by the total number of days in the Company’s fiscal year (for purposes of this Section 7(a), the “Pro Rata Fraction”) multiplied by Executive’s Bonus earned for the Company’s fiscal year ending contemporaneously with or immediately following the date of Executive’s death as reasonably determined by the Board or a committee thereof after the end of the Company’s fiscal year in which such death occurs in accordance with the Board’s determination policies then in effect; provided that the bonus shall not be less than an amount equal to the Pro Rata Fraction times the positive difference between $1,005,000 and the Annual Salary, and such payment shall be paid on the April 15th immediately following the end of the Company’s fiscal year bonus period to which such Bonus relates.
In addition, all options to acquire securities of the Company held by Executive immediately prior to the Termination Date that would have vested if Executive’s employment continued for two years after the Termination Date shall become fully exercisable, notwithstanding the terms of the relevant stock option agreements and regardless of whether or not the vesting conditions set forth in the relevant stock option agreements have been satisfied in full, and all restrictions on any Restricted Stock or Deferred Stock Units of the Company held by Executive immediately prior to Termination Date that would have lapsed if Executive’s employment continued for two years after the Termination Date shall be removed, notwithstanding the terms of the relevant Restricted Stock or Deferred Stock Units agreements and regardless of whether the conditions set forth in the relevant Restricted Stock or Deferred Stock Units agreements have been satisfied in full. Executive shall also be entitled to any other benefits which may be owing in accordance with the Company’s plans and policies and such amounts shall be paid in accordance with such plans and policies.
          (b) Termination Due to Executive’s Permanent Disability. If Executive’s employment hereunder is terminated because Executive becomes Permanently Disabled, then the Company shall pay to Executive:
               (i) a lump sum payment in cash equal to (A) Executive’s Annual Salary earned through the date of Executive’s termination of employment (the “Termination Date”) for periods through but not following his Separation From Service (as defined below) and (B) any accrued vacation pay earned by Executive, in each case, to the extent not theretofore paid (the “Accrued Obligation”), and such payment shall be paid within 30 days after the Termination Date;
               (ii) a lump sum payment in cash equal to Executive’s Annual Salary earned through the Termination Date for periods following his Separation From Service, to the extent not theretofore paid, and such payment shall be paid as follows:
                    (A) Subject to Section 7(b)(ii)(B), the Company shall pay Executive the amount specified in Section 7(b)(ii) 30 days following the date of Executive’s Separation From Service if he is not a Specified Employee (as defined below) or on the date that is six months following the date of his Separation From Service if he is a Specified Employee;
                    (B) In the event Executive’s employment is terminated because Executive becomes Permanently Disabled in a circumstance where Executive has incurred a Section 409A Disability (as defined below), the Company shall pay Executive the amounts specified in Sections 7(b)(ii) within 30 days after the date Executive incurs a Section 409A Disability;
               (iii) a lump sum payment in cash equal to the number of days in the Company’s fiscal year up to and including the Termination Date divided by the total number of days in the Company’s fiscal year (for purposes of this Section 7(b), the “Pro Rata Fraction”) multiplied by Executive’s Bonus earned for the Company’s fiscal year ending contemporaneously with or immediately following the Termination Date as reasonably determined by the Board or a committee thereof after the end of the Company’s fiscal year in which such termination occurs in accordance with the Board’s determination policies then in effect; provided that the bonus shall not be less than an amount equal to the Pro Rata Fraction times the positive difference between $1,000,000 and the Annual Salary, and such payment shall be paid (A) on the April 15th immediately following the end of the Company’s fiscal year bonus period to which such Bonus relates if Executive is not a Specified Employee or (B) on the later of the April 15th immediately following the end of the Company’s fiscal year bonus period to which such Bonus relates or the date that is six months following the date of Executive’s Separation From Service if he is a Specified Employee; and
In addition, all options to acquire securities of the Company held by Executive immediately prior to the Termination Date that would have vested if Executive’s employment continued for two years after the Termination Date shall become fully exercisable, notwithstanding the terms of the relevant stock option agreements and regardless of whether or not the vesting conditions set forth in the relevant stock option agreements have been satisfied in full, and all restrictions on any Restricted Stock or Deferred Stock Units of the Company held by Executive immediately prior to Termination Date that would have lapsed if Executive’s employment continued for two years after the Termination Date shall be removed, notwithstanding the terms of the relevant Restricted Stock or Deferred Stock Units agreements and regardless of whether the conditions set forth in the relevant Restricted Stock or Deferred Stock Units agreements have been satisfied in full. Executive shall also be entitled to any other benefits which may be owing in accordance with the Company’s plans and policies and such amounts shall be paid in accordance with such plans and policies.
               (iv) Executive shall also be entitled to any other benefits which may be owing in accordance with the Company’s plans and policies and such amounts shall be paid in accordance with such plans and policies.
For purposes of this Agreement, “Section 409A Disability” means the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Executive shall also be treated as having a “Section 409A Disability” if he is, by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering executives of the Company. For purposes of this Agreement, the terms “Separation From Service” and “Specified Employee” shall have the meanings ascribed to such terms in Section 409A.
          (c) Termination By Company Without Cause, by the Company’s Non-Renewal or by Executive For Good Reason. If Executive’s employment hereunder is terminated by the Company at any time during the Employment Period without Cause pursuant to Section 6(c) hereof, by the Company by its election not to renew this Agreement pursuant to Section 2 hereof or by Executive at any time during the Employment Period for Good Reason pursuant to Section 6(e) hereof, then the Company shall pay to Executive:
               (i) a lump sum payment in cash equal to the Accrued Obligation and such payment shall be paid within 30 days after the Termination Date;

               (ii) a lump sum payment in cash equal to Executive’s Annual Salary earned through the Termination Date for periods following his Separation From Service, to the extent not theretofore paid, and such payment shall be paid 30 days following the date of Executive’s Separation From Service if he is not a Specified Employee or on the date that is six months following the date of his Separation From Service if he is a Specified Employee;
               (iii) his Annual Salary through the two year anniversary of the Termination Date, and such amount will be paid by the Company as provided below:
                    (A) if Executive is not a Specified Employee such amount will be paid by the Company in equal installments in accordance with the customary payroll practices of the Company as if Executive was employed at the time; or
                    (B) if Executive is a Specified Employee such amount will be paid by the Company in equal installments in accordance with the customary payroll practices of the Company as if Executive was employed at the time provided, however, that all installments payable under this Section 7(c)(iii) prior to the date that is six months following the date of Executive’s Separation From Service shall be accumulated and such amount shall be paid to Executive on the date that is six months following the date of his Separation From Service so that the first payment under this Section 7(c)(iii) shall include all amounts that would have been paid to Executive earlier under this Section 7(c)(iii) had Executive not been a Specified Employee;
               (iv) a lump sum payment in cash equal to Executive’s full Target Bonus for the Company’s fiscal year ending contemporaneously with or immediately following the Termination Date and such payment shall be paid on the April 15th immediately following the end of the Company’s fiscal year bonus period to which such Target Bonus relates if Executive is not a Specified Employee or on the later of the April 15th immediately following the end of the Company’s fiscal year bonus period to which such Target Bonus relates or the date that is six months following the date of Executive’s Separation From Service if he is a Specified Employee; and
               (v) in addition to the payment pursuant to Section 7(c)(iv), a lump sum payment in cash equal to two times the Target Bonus payable pursuant to Section 7(c)(iv), also to be paid on the April 15th immediately following the end of the Company’s fiscal year bonus period to which the Target Bonus referred to in Section 7(c)(iv) relates if Executive is not a Specified Employee or on the later of the April 15th immediately following the end of the Company’s fiscal year bonus period to which such Target Bonus relates or the date that is six months following the date of Executive’s Separation From Service if he is a Specified Employee.
In addition, all options to acquire securities of the Company held by Executive immediately prior to the Termination Date that would have vested if Executive’s employment continued for two years after the Termination Date shall become fully exercisable, notwithstanding the terms of the relevant stock option agreements and regardless of whether or not the vesting conditions set forth in the relevant stock option agreements have been satisfied in full, and all restrictions on any Restricted Stock or Deferred Stock Units of the Company held by Executive immediately prior to Termination Date that would have lapsed if Executive’s employment continued for two years after the Termination Date shall be removed, notwithstanding the terms of the relevant Restricted Stock or Deferred Stock Units agreements and regardless of whether the conditions set forth in the relevant Restricted Stock or Deferred Stock Units agreements have been satisfied in full. Executive shall also be entitled to any other benefits which may be owing in accordance with the Company’s plans and policies and such amounts shall be paid in accordance with such plans and policies.
          (d) Termination With Cause, or By Executive without Good Reason or by Notice of Non-Renewal. If Executive’s employment hereunder is terminated by the Company with Cause pursuant to Section 6(d) hereof or by Executive without Good Reason pursuant to Section 6(f) hereof or non-renewal of this Agreement by Executive pursuant to Section 2 hereof, then except for a lump sum payment in cash equal to the Accrued Obligation, which payment shall be paid within 30 days after the Termination Date, and any other benefits which may be owing in accordance with the Company’s policies or applicable law, Executive shall not be entitled to receive severance or any other compensation or benefits after the Termination Date.
          (e) Continuation of Medical Benefits. In the event of a termination of Executive’s employment described in Section 7(a), (b) or (c), the Company shall arrange to provide Executive and his spouse and eligible dependents who were covered under the Company’s group health plan on the Termination Date and who in the case of eligible dependents continue to be eligible dependents, group health plan coverage for a period following the Termination Date (except as provided below) until the Executive reaches age 65, or in the case of a termination described in Section 7(a) or (b), until the Executive’s spouse reaches age 65, which coverage is substantially similar to that provided to executive officers of the Company during such period and at a cost to Executive, or to his spouse if the Executive is deceased, as if the Executive had remained an executive officers of the Company during such period. Executive shall pay the full cost of the premiums for such coverage, as determined and set under the then current practices of the Company, on the first day of each month such coverage is provided and the Company shall reimburse Executive the excess, if any, of the amount Executive pays to the Company above the amount of the applicable premium that Executive would have paid for comparable coverage if he had remained an executive officers of the Company during the period such coverage is provided. Any reimbursements by the Company to Executive required under this Section 7(e) shall be made on the tenth day of each month Executive pays the amount required by this Section 7(e) to the Company. If Executive is a Specified Employee and the benefits specified in this Section 7(e) are taxable to Executive and not otherwise exempt from Section 409A, the following provisions shall apply to the reimbursement or provision of such benefits. Any amounts to which Executive would otherwise be entitled under this Section 7(e) during the first six months following the date of Executive’s Separation From Service shall be accumulated and paid to Executive on the date that is six months following the date of his Separation From Service. Except for any reimbursements under the applicable group health plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 7(e), or in-kind benefits provided, during Executive’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive. Any reimbursement of an expense described in this Section 7(e) shall be made on or before the last day of Executive’s taxable year following Executive’s taxable year in which the expense was incurred. Executive’s right to reimbursement or in-kind benefits pursuant to this Section 7(e) shall not be subject to liquidation or exchange for another benefit. Subject to Executive’s group health plan coverage continuation rights under section 4980B of the Code, the benefits listed in this Section 7(e) shall be reduced to the extent benefits of the same type are received by Executive, his spouse or any eligible dependent from any other person during such period, and provided, further, that Executive shall have the obligation to notify the Company that he or they are receiving such benefits. The Company agrees that, if Executive’s employment with the Company terminates during the term of this Agreement, Executive is not required to seek other employment or to attempt in any way to reduce any benefits or amounts payable to Executive by the Company pursuant to this Section 7(e).
          (f) Release. As a condition to the receipt of any amounts or benefits after termination of employment for whatever reason, Executive, or his personal representative, shall be required to execute a written release agreement in a form satisfactory to the Company containing, among other things, a general release of claims against the Company and its affiliates except for rights and claims hereunder and pursuant to the terms of any Executive benefit plans, equity grants or other similar plans or agreements or pursuant to the Change-in-Control Agreement and, as an additional condition to the receipt of such amounts or benefits, Executive shall refuse to exercise any right to revoke such release agreement during any applicable rescission period. Executive, or his personal representative, shall deliver the executed release on or before the date that is 30 days after the date of Executive’s Separation from Service or Executive shall forfeit all rights to the payments set forth in Section 7 (other than Section 7(a)).
          (g) Board and Office Resignations. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, as an officer of the Company and its subsidiaries and as a director on each board of directors or other managing body of the Company and its subsidiaries, and from any committees thereof.
     8. Exclusivity of Termination Provisions. Except as and to the extent provided in the Change-in-Control Agreement, the termination provisions of this Agreement regarding the parties’ respective obligations in the event that Executive’s employment is terminated are intended to be exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled at law, in equity or otherwise.
     9. Restrictive Covenants.
          (a) Non-Competition. Executive acknowledges that he has and, while employed, will acquire unique and valuable experience with respect to the businesses, operations, plans and strategies of the Company and its subsidiaries. Executive hereby covenants and agrees that during the term of this Agreement and any period thereafter during which he is receiving payments or benefits pursuant to Subsections 7(a) through (d) hereof, he will not directly or indirectly compete with the business of the Company or its subsidiaries. For purposes of this Agreement, the term “compete with the business of the Company and its subsidiaries” shall include Executive’s participation in any operations whose primary business competes with any business now conducted by the Company or its subsidiaries, including the sale of menswear or shoes at retail, the sale or rental of occupational uniforms or other corporate wear merchandise or any material line of business proposed to be conducted by the Company or one or more of its subsidiaries known to Executive and with respect to which Executive devoted time as part of his employment hereunder on behalf of the Company or one or more of its subsidiaries, including but not limited to the business of dry cleaning, whether such participation is individually or as an officer, director, joint venturer, agent or holder of an interest (except as a holder of a less than 1% interest in a publicly traded entity or mutual fund) of any individual, corporation, association, partnership, joint venture or other business entity so engaged. This non-competition covenant shall be applicable with respect to the United States, Canada, the United Kingdom and any other country in which Executive would be competing with the business of the Company or its subsidiaries as set forth in this Section 9(a).
          (b) Non-Solicitation. During the Employment Period and for any period during which he is receiving payments or benefits pursuant to Section 7 hereof, Executive shall not directly or indirectly cause, solicit, induce or encourage any Executives of the Company or its subsidiaries to terminate his/her employment with the Company or such subsidiary.
          (c) Non-Disparagement. Executive agrees not to engage at any time in any form of conduct or make any statements, or direct any other person or entity to engage in conduct or make any statements, that disparage, criticize or otherwise impair the reputation of the Company, its affiliates, and their respective past and present officers, directors, shareholders, partners, members and agents. The Company agrees not to engage at any time in any form of conduct or make any statements or direct any person or entity to engage in conduct or make any statements, that disparage, criticize or otherwise impair the reputation of the Executive. Nothing contained in this Section 9(c) shall preclude Executive or the Company from providing truthful testimony or statements pursuant to subpoena or other legal process or in response to inquiries from any government agency or entity, or from taking any action that is proper and necessary in the discharge of obligations to, or of, the Company, including the discharge by Executive of his duties and responsibilities contemplated by this Agreement, or in the discharge of requirements of law.
          (d) Proprietary Information. Executive acknowledges and agrees that he has acquired, and may in the future acquire as a result of his employment with the Company or otherwise, Proprietary Information (as defined below) of the Company, which is of a confidential or trade secret nature, and all of which has a great value to the Company and is a substantial basis and foundation upon which the Company’s business is predicated. Accordingly, Executive agrees to regard and preserve as confidential at all times all Proprietary Information and to refrain from publishing or disclosing any part of it to any person or entity and from using, copying or duplicating it in any way by any means whatsoever, except in the course of his employment under this Agreement and in furtherance of the business of the Company or as required by applicable law or legal process, without the prior written consent of the Company. “Proprietary Information” includes all information and data in whatever form, tangible or intangible, pertaining in any manner to pricing policy, marketing programs, advertising, Executive training and specific inventory purchase pricing and any written information, including customer lists, of the Company or any affiliate thereof, unless the information is or becomes publicly known through lawful means.
          (e) Remedy. Executive and the Company agree that a monetary remedy for a breach of this Section 9 will be inadequate and will be impracticable and extremely difficult to prove, and further agree that such a breach would cause the Company irreparable harm, and that the Company shall be entitled to specific performance and/or temporary and permanent injunctive relief without the necessity of proving actual damages. Executive agrees that the Company shall be entitled to such specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith. Any such requirement of bond or undertaking is hereby waived by Executive and Executive acknowledges that in the absence of such a waiver, a bond or undertaking may be required by the court. In the event of litigation to enforce any of these covenants, the courts are hereby specifically authorized to reform such covenant as and to the extent, but only to such extent, necessary in order to give full force and effect hereto to the maximum degree permitted by law. Executive also agrees that if Executive is in breach of this Section 9, the Company shall cease all payments and other benefits payable under this Agreement.
     10. Forfeiture for Cause.
          (a) Notwithstanding any other provision of this Agreement, if a determination is made as provided in Section 10(b) (a “Forfeiture Determination”) that (a) Executive, before or after the termination of Executive’s employment with the Company and all affiliates, (i) committed fraud, embezzlement, theft, felony or an act of dishonesty in the course of his employment by the Company or an affiliate, (ii) knowingly caused or assisted in causing the Company or a subsidiary of the Company to engage in criminal misconduct, (iii) knew or should have known in the reasonable exercise of his duties that the Company was publicly releasing financial statements of the Company that were materially misstated and misleading, (iv) disclosed trade secrets of the Company or an affiliate or (v) violated the terms of any non-competition, non-disclosure or similar agreement with respect to the Company or any affiliate to which Executive is a party; and (b) in the case of the actions described in clause (iv) and (v), such action materially and adversely affected the Company, then at or after the time such Forfeiture Determination is made the Board, in its sole discretion, if such Forfeiture Determination is made prior to a Change in Control (as defined in the Change in Control Agreement), or, as determined by a final, non-appealable order of a court of competent jurisdiction, if such Forfeiture Determination is made after a Change in Control as a fair and equitable forfeiture to reflect the harm done to the Company and a reduction of the benefit bestowed on Executive had the facts existing at the time the benefit was bestowed that led to the Forfeiture Determination been known to the Company at the time the benefit was bestowed, may determine that some or all (x) benefits payable or to be provided, or previously paid or provided, under this Agreement to Executive, (y) cash bonuses paid on or after the effective date of this Agreement by the Company to Executive under any plan, program, policy, practice, contract or agreement of the Company or (z) equity awards granted to Executive under any plan, program, policy, practice, contract or agreement of the Company that vested on or after the effective date of this Agreement, will be forfeited to the Company on such terms as determined by the Board or the final, non-appealable order of a court of competent jurisdiction.
          (b) A Forfeiture Determination for purposes of Section 10 shall be made (i) before the occurrence of a Change in Control, by a majority vote of the Board and (ii) on or after the occurrence of a Change in Control, by the final, nonappealable order of a court of competent jurisdiction. The findings and decision of the Board with respect to a Forfeiture Determination made before the occurrence of a Change in Control, including those regarding the acts of Executive and the damage done to the Company, will be final for all purposes absent a showing by clear and convincing evidence of manifest error by the Board.
     11. Notice. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier, by overnight delivery service with proof of delivery or by prepaid registered or certified first-class mail, return receipt requested, addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

To the Company:	The Men’s Wearhouse, Inc. 6380 Rogerdale Road Houston, Texas 77072 Attention: Neill P. Davis Facsimile: (281) 776-7102 Confirm: (281) 776-7356

To Executive:	Douglas E. Ewert

Facsimile: Confirm:
or to such other address or facsimile number and to the attention of such other person as either party may designate by written notice. All notices and other communication shall be deemed to have been duly given when delivered personally or three days after mailing or one day after depositing such notice with an overnight courier or transmission of a facsimile or other similar form of communication.
     12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and assigns; provided, however, that neither the Company nor Executive may assign any duties under this Agreement without the prior written consent of the other party.
     13. Limitation. The Agreement shall not confer any right or impose any obligation on the Company to continue the employment of Executive in any capacity, or limit the right of the Company or Executive to terminate Executive’s employment.
     14. Further Assurances. Each party hereto agrees to perform such further actions, and to execute and deliver such additional documents, as may be reasonably necessary to carry out the provisions of this Agreement.
     15. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability or the remaining provisions, or portions thereof, shall not be affected thereby.
     16. Arbitration.
          (a) Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, including claims for tortious interference or other tortious or statutory claims arising before, during or after termination, providing only that such claim touches upon matters covered by this Agreement, shall be finally settled by arbitration administered by the American Arbitration Association (“AAA”) pursuant to the Commercial Arbitration Rules as presently in force, except as modified by the specific provisions of this Agreement. The parties expressly agree that nothing in this Agreement shall prevent the parties from applying to a court that would otherwise have jurisdiction over the parties for provisional or interim measures, including injunctive relief. After the arbitration panel is empaneled, it shall have sole jurisdiction to hear such applications, except that the parties agree that any measures ordered by the arbitrators may be immediately and specifically enforced by a court otherwise having jurisdiction over the parties. The parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof.
          (b) The parties agree that the federal and state courts located in Houston, Texas shall have exclusive jurisdiction over an action brought to enforce the rights and obligations created in or arising from this Agreement to arbitrate, and each of the parties hereto irrevocably submits to the jurisdiction of said courts. Notwithstanding the above, application may be made by a party to any court of competent jurisdiction wherever situated for enforcement of any judgment and the entry of whatever orders are necessary for such enforcement. Process in any action arising out of or relating to this Agreement may be served on any party to the Agreement anywhere in the world by delivery in person against receipt or by registered or certified mail, return receipt requested.
          (c) The arbitration shall be conducted before a tribunal composed of three neutral arbitrators drawn from, in the first instance, the Texas Large Complex Claims panel and then, if necessary, from the Commercial panel. Each arbitrator shall sign an oath agreeing to be bound by the Code of Ethics for Arbitrators in Commercial Disputes promulgated by the AAA for Neutral Arbitrators. It is the intent of the parties to avoid the appearance of impropriety due to bias or partiality on the part of any arbitrator. Prior to his or her formal appointment, each arbitrator shall disclose to the parties and to the other members of the tribunal, any financial, fiduciary, kinship or other relationship between that arbitrator and any party or its counsel, or between that arbitrator and any individual or entity with any financial, fiduciary, kinship or other relationship with any party. For the purposes of this Agreement, “appearance of impropriety” shall be defined as such relationship or behavior as would cause a reasonable person to believe that bias or partiality on the part of the arbitrator may exist in favor of any party. Any award or portion thereof, whether preliminary or final, shall be in a written opinion containing findings of fact and conclusions of law signed by each arbitrator. The arbitrator dissenting from an award or portion thereof shall issue a dissent from the award or portion thereof in writing, stating the reasons for his or her dissent. The arbitrators shall hear and determine any preliminary issue of law asserted by a party to be dispositive of any claim, in whole or part, in the manner of a court hearing a motion to dismiss for failure to state a claim or for summary judgment, pursuant to such terms and procedures as the arbitrators deem appropriate.
          (d) It is the intent of the parties that, barring extraordinary circumstances, any arbitration hearing shall be concluded within two months of the date the statement of claim is received by the AAA. Unless the parties otherwise agree, once commenced, hearings shall be held 5 days a week, with each hearing day to begin at 9:00 A.M. and to conclude at 5:00 P.M. The parties may upon agreement extend these time limits, or the chairman of the panel may extend them if he or she determines that the interests of justice otherwise require. The arbitrators shall use their best efforts to issue the final award or awards within a period of 30 days after closure of the proceedings. Failure to do so shall not be a basis for challenging the award. The parties and arbitrators shall treat all aspects of the arbitration proceedings, including without limitation, discovery, testimony and other evidence, briefs and the award, as strictly confidential. The place of arbitration shall be Houston, Texas, U.S.A. unless otherwise agreed by the parties.
          (e) The parties agree that discovery shall be limited and shall be handled expeditiously. Discovery procedures available in litigation before the courts shall not apply in an arbitration conducted pursuant to this Agreement. However, each party shall produce relevant and non-privileged documents or copies thereof requested by the other parties within the time limits set and to the extent required by order of the arbitrators. All disputes regarding discovery shall be promptly resolved by the arbitrators. No witness or party may be required to waive any privilege recognized at law. The parties hereby waive any claim to any damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages, and the arbitration tribunal is specially divested of any power to award any damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages. The party prevailing on substantially all of its claims shall be entitled to recover its costs, including attorneys’ fees, for the arbitration proceedings, as well as for any ancillary proceeding, including a proceeding to compel arbitration, to request interim measures or to confirm or set aside an award.
     17. Governing Law. This Agreement shall be governed and construed under and interpreted in accordance with the laws of the State of Texas without giving effect to the doctrine of conflict of laws.
     18. Entire Agreement; Waiver; Interpretation. This Agreement constitutes the entire agreement of the parties, and supersede all prior agreements, oral or written, with respect to the subject matter of this Agreement; provided, that the Change in Control Agreement and any award agreement shall not be superseded hereby. No change, modification or waiver of any provisions of this Agreement shall be enforceable unless contained in a writing signed by the party against whom enforcement is sought. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms. No presumption shall be construed against the party drafting this Agreement.
     19. Executive’s Representation. Executive represents and warrants that (i) he is free to enter into this Agreement and to perform each of the terms and covenants of it, (ii) he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, (iii) his execution and performance of this Agreement is not a violation or breach of any other agreement between Executive and any other person or entity and (iv) he has been advised by legal counsel as to the terms and provisions hereof and the effort thereof and fully understands the consequences thereof.
     20. Company’s Representation. The Company represents and warrants that (i) it is free to enter into this Agreement and to perform each of the terms and covenants of it, (ii) it is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, (iii) its execution and performance of this Agreement is not a violation or breach of any other agreement between Executive and any other person or entity and (iv) this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

     21. Return of Company Property. Executive acknowledges that all Proprietary Information and other property and equipment of the Company or any affiliate that Executive accumulates during his employment are the property of the Company and shall be returned to the Company immediately upon the termination of his employment.
     22. Miscellaneous. All references to sections of any statute shall be deemed also to refer to any successor provisions to such sections. The compensation and benefits payable to Executive or his beneficiary under Section 7 of this Agreement shall be in lieu of any other severance benefits to which Executive may otherwise be entitled upon the termination of his employment under any severance plan, program, policy or arrangement of the Company other than the Change in Control Agreement, and Executive shall not be entitled to receive any payments or benefits under Section 7 hereof if he has become eligible to receive substantially identical payments or benefits under the Change in Control Agreement. Executive shall not be permitted to specify the taxable year in which a payment provided for under this Agreement shall be made to him.
     23. Compliance With Section 409A. The Company and Executive intend that any amounts or benefits payable or provided under this Agreement shall comply with Section 409A so as not to subject Executive to the payment of the tax, interest and any tax penalty which may be imposed under Section 409A. The provisions of this Agreement shall be interpreted and administered in a manner that complies with Section 409A. In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to payment of tax, interest and tax penalty under Section 409A, the Company and Executive agree to amend this Agreement in a manner that brings this Agreement into compliance with Section 409A and preserves to the maximum extent possible economic value to the relevant payment or benefit under this Agreement to Executive.
[Remainder of Page Intentionally Left Blank; Signatures on Following Page.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of April 12, 2011.

THE MEN’S WEARHOUSE, INC.
By:	/s/ NEILL P. DAVIS
	Name:	Neill P. Davis
	Title:	EVP/CFO
Date: 4-13-11

/s/ DOUGLAS EWERT
DOUGLAS E. EWERT
Date:	4-12-11